Exhibit 4.1

Officers’ Certificate

                , 2015

The undersigned officers of Prologis, Inc. (“Prologis, Inc.”), general partner of Prologis, L.P. (the “Company”), on behalf of the Company, acting pursuant to resolutions adopted by the Board of Directors of Prologis, Inc. (the “Board”) on April 29, 2015 and the Securities Offering Transaction Committee of the Board on October 27, 2015, hereby establish a series of debt securities by means of this Officers’ Certificate in accordance with the Indenture, dated as of June 8, 2011 (the “Base Indenture,” and as supplemented by the First Supplemental Indenture thereto, the Second Supplemental Indenture thereto, the Third Supplemental Indenture thereto, the Fourth Supplemental Indenture thereto, the Fifth Supplemental Indenture thereto, the Sixth Supplemental Indenture thereto and the Seventh Supplemental Indenture thereto, the “Indenture”), among the Company, Prologis, Inc., as parent guarantor, and U.S. Bank National Association, as trustee (the “Trustee”). Capitalized terms used but not defined in this Officers’ Certificate shall have the meanings ascribed to them in the Indenture.

3.750% Notes due 2025

1. The series shall be entitled the “3.750% Notes due 2025” (the “Notes”).

2. The Notes initially shall be limited to an aggregate principal amount of $750,000,000 (except in each case for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of or within the Series pursuant to Section 304, 305, 306, 906, 1107 or 1305 of the Base Indenture); provided, the Company may increase such aggregate principal amount upon the action of the Board to do so from time to time.

3. The Notes shall bear interest at the rate of 3.750% per annum. The aggregate principal amount of the Notes is payable at maturity on November 1, 2025. The interest on this Series shall accrue from October 30, 2015 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for. Interest on the Notes shall be payable semi-annually in arrears on May 1 and November 1 of each year (each an “Interest Payment Date”), commencing on May 1, 2016. Interest shall be paid to persons in whose names the Notes are registered on the April 15 and October 15 preceding the Interest Payment Date, whether or not a Business Day (each a “Regular Record Date”).

4. The principal of (and premium or Make-Whole Amount, if any), interest, if any, on the Notes shall be payable, and the Notes may be surrendered for registration of transfer or exchange and notices or demands to or upon the Company in respect of the Notes and the Indenture may be served at the Corporate Trust Office of the Trustee (including for these purposes, its office located at 100 Wall Street, Suite 1600, New York, New York 10005).

5. The Notes may be redeemed in whole at any time or in part from time to time, at the option of the Company, at a redemption price (the “Make-Whole Amount”) equal to the sum of (1) 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, up to, but not including, the Redemption Date plus (2) a make-whole premium, if any.

Notwithstanding the foregoing, if the Notes are redeemed on or after August 1, 2025, the Make-Whole Amount will not include the make-whole premium.

The Company will calculate the make-whole premium with respect to any Notes redeemed before August 1, 2025, as the excess, if any, of:

•	the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the Notes matured on August 1, 2025 (exclusive of interest accrued to the Redemption Date), determined by discounting to the Redemption Date, on a semi-annual basis, such principal and interest at the Treasury Rate plus 30 basis points; over

•	the principal amount of such Notes.

The following definitions apply with respect to the Make-Whole Amount:

‘‘Comparable Treasury Issue’’ means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (‘‘Remaining Life’’) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than six such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Company appoints to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means each of Morgan Stanley & Co. LLC, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their successors, and two other firms that are primary U.S. Government securities dealers (each a ‘‘Primary Treasury Dealer’’) which the Company specifies from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, the Company shall substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated ‘‘H.15 (519)’’ or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption ‘‘Treasury Constant Maturities’’, for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third business day preceding the Redemption Date.

6. The Notes shall not provide for any sinking fund or analogous provision. None of the Notes shall be redeemable at the option of the Holder.

7. The Notes are issuable only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

8. The Security Registrar and Paying Agent for the Notes shall be the Trustee.

9. The principal amount and make-whole premium, if any, of the Notes shall be payable upon declaration of acceleration pursuant to Section 502 of the Base Indenture.

10. The Notes shall be denominated in and principal of or interest on the Notes (or Make-Whole Amount, if applicable) shall be payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

11. Except as provided in paragraph 5 of this Officers’ Certificate, the amount of payments of principal of or interest on the Notes (or Make-Whole Amount, if applicable) shall not be determined with reference to an index or formula.

12. None of the principal of, or interest on the Notes (and premium or Make-Whole Amount, if any) will be payable at the election of the Company or a Holder thereof in a currency or currencies, currency unit or units or composite currency or currencies other than that in which the Notes are denominated or stated to be payable.

13. Except as set forth in the Indenture or the Trust Indenture Act of 1939, the Notes shall not contain any provisions granting special rights to the Holders of Notes upon the occurrence of specified events.

14. The Notes shall not contain any deletions from, modifications of or additions to the Events of Default or covenants of the Company contained in the Indenture.

15. The Notes shall be issued in the form of permanent global Securities as set forth in Section 305 of the Base Indenture.

16. The Notes will not be issued in the form of bearer Securities or temporary global Securities.

17. Sections 1402 and 1403 of the Base Indenture shall be applicable to the Notes.

18. The Notes will not be issued upon the exercise of debt warrants.

19. Article Sixteen of the Base Indenture shall be applicable to the Notes.

20. The other terms and conditions of the Notes shall be substantially as set forth in the Indenture, in the Prospectus dated April 16, 2015 and the Prospectus Supplement dated October 27, 2014 relating to the Notes.

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IN WITNESS WHEREOF, the undersigned have executed this Officers’ Certificate on the date first written above.

By:
Name:	Tim Arndt
Title:	Senior Vice President, Treasurer

By:
Name:	Edward S. Nekritz
Title:	General Counsel and Secretary

Officers’ Certificate – 3.750% Notes due 2025